EXHIBIT 23.1

Independent Auditors’ Report on Schedule and Consent

The Board of Directors

Wireless Facilities, Inc.:

The audits referred to in our report dated February 13, 2004, except as to the third paragraph of Note 5, the fifth paragraph of Note 10 (a), and the third and fourth paragraphs of Note 17, which are as of March 5, 2004, included the related financial statement schedule as of December 31, 2003, and for each of the years in the three-year period ended December 31, 2003, included in the 2003 Annual Report on Form 10-K. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We consent to incorporation by reference in registration statements No. 333-53014, No. 333-71618, No. 333-74108, and No. 333-112956 on Form S-3; No. 333-112957 on Form S-4; and No. 333-90455, No. 333-54818, No. 333-71702, and No. 333-91852 on Form S-8 of Wireless Facilities, Inc. of our report dated February 13, 2004, except as to the third paragraph of Note 5 and the third paragraph of Note 17, which are as of February 25, 2004, with respect to the consolidated balance sheets of Wireless Facilities, Inc. as of December 31, 2002 and 2003, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003 and the financial statement schedule, which report appears in the December 31, 2003, Annual Report on Form 10-K of Wireless Facilities, Inc. Our report refers to a change to the Company’s method of accounting for goodwill in 2002.

San Diego, California

March 8, 2004